Exhibit 5.1

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

December 30, 2020

MercadoLibre, Inc.
Pasaje Posta 4789, 6th floor,
Buenos Aires, Argentina,
C1430EKG

Ladies and Gentlemen:

We have acted as special United States counsel to MercadoLibre, Inc., a Delaware corporation (the “Company”), MercadoLibre S.R.L., a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Argentina, Ibazar.com Atividades de Internet Ltda, eBazar.com.br Ltda., Mercado Envios Serviços de Logística Ltda., MercadoPago.com Representações Ltda., each a limited liability company (sociedade limitada), organized under the laws of Brazil, MercadoLibre Chile Ltda. a limited liability company (sociedad de responsabilidad limitada), organized under the laws of Chile, MercadoLibre, S. de R.L. de C.V. and DeRemate.com de Mexico S. de R.L. de C.V., each a limited liability company (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico, and MercadoLibre Colombia Ltda. a limited liability company (sociedad de responsabilidad limitada), organized under the laws of Colombia (the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (including the documents incorporated by reference therein, but excluding Exhibit 25.1, is herein called the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of debt securities of the Company (the “Debt Securities”) guaranteed by the Guarantors (the “Guarantees”). The Debt Securities and the Guarantees are referred to herein collectively as the “Securities.”

MercadoLibre Inc., p. 2

The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Securities may be issued pursuant to an indenture and one or more supplemental indentures with respect to the Debt Securities (collectively, the “Indenture”) to be entered into among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, registrar, paying agent and transfer agent (the “Trustee”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement; and

(b)	a form of the Indenture, filed as an exhibit to the Registration Statement, including the form of Debt Security.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Debt Securities will conform to the forms thereof that we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.
The Debt Securities to be issued under the applicable supplemental Indenture, when issued and sold by the Company in the manner contemplated in the Registration Statement and upon due execution and delivery of the Debt Securities in accordance with the terms of the applicable supplemental Indenture, will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable supplemental Indenture.

2.
The Guarantees of the Debt Securities of any series, when such Debt Securities have been issued and sold in the manner contemplated in the Registration Statement, will be valid, binding and enforceable obligations of the Guarantors.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantors, (a) we have assumed that the Company, the Guarantors and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company and the Guarantors regarding matters

MercadoLibre Inc., p. 3

of the federal law of the United States of America or the law of the State of New York) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinions expressed above, we have further assumed that (i) prior to the issuance of the Securities, the Company will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and the terms of any agreement governing those Securities, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) prior to the issuance of the Guarantees, the Guarantors will authorize the offering and issuance of the Guarantees and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and the terms of any agreement governing those Guarantees, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Guarantors or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Guarantors; (iii) prior to the issuance of the Securities, the Company will duly authorize, execute and deliver any agreement necessary with respect to the Securities or contemplated by the Securities, any agreement governing the Securities or the Registration Statement, and the Company will take any other appropriate or necessary corporate action, including the filing of any Certificate of Designation with the Secretary of State of the State of Delaware; (iv) prior to the issuance of the Guarantees, the Guarantors will duly authorize, execute and deliver any agreement necessary with respect to the Guarantees or contemplated by the Guarantees, any agreement governing the Guarantees or the Registration Statement, and the Guarantors will take any other appropriate or necessary corporate action; (v) the Indenture will conform to the form of Indenture filed as an exhibit to the Registration Statement and the terms of all Debt Securities will conform to the forms thereof contained in the Indenture; (vi) any agreement governing those Securities will be governed by New York law; (vii) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing those Securities and in the manner contemplated by the Registration Statement and the related prospectus describing the Securities and the offering thereof; (viii) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto; and (ix) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

In rendering the opinion expressed in paragraph 1 above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

MercadoLibre Inc., p. 4

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist. We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities or agreement is (notwithstanding any waiver thereof) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We note that by statute the law of the State of New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order the conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplements related thereto, as counsel for the Company and the Guarantors that has passed on the validity of the Securities, and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Nicolas Grabar
Nicolas Grabar, a Partner